Exhibit 10.8 In connection with a review of director compensation in November 2023, the Board of Directors of the Federal Agricultural Mortgage Corporation approved the following level of director compensation in the form of cash retainer and targeted value of equity, effective January 1, 2024: • The base annual cash retainer payable to all directors was increased by $2,500 for 2024, from $66,500 to $69,000. • The value of the annual equity award grant to all directors was increased by $2,500 for 2024, from $66,500 to $69,000. • The incremental annual cash retainer payable to: o the Chair of the Board was maintained at $50,000 for 2024, with the total annual cash retainer increasing from $116,500 to $119,000 to reflect the increase in base annual cash retainer; o the Vice Chair of the Board was maintained at $25,000 for 2024, with the total annual cash retainer increasing from $91,500 to $94,000 to reflect the increase in base annual cash retainer; • The incremental annual cash retainer payable to Committee chairs for 2024 is set forth below* (all of which remain the same as the incremental cash retainers set for 2023): o the Chair of the Audit Committee will receive an incremental annual cash retainer of $15,000 for 2024, with the total annual cash retainer increasing from $81,500 to $84,000 to reflect the increase in base annual cash retainer; o the Chairs of the Human Capital and Compensation Committee, the Corporate Governance Committee, the Enterprise Risk Committee, and the Finance Committee will each receive an incremental annual cash retainer of $12,000 for 2024, with the total annual cash retainers increasing from $78,500 to $81,000 to reflect the increase in base annual cash retainer; and o the Chairs of the Credit Committee, the Public Policy and Corporate Social Responsibility Committee, and the Business Development and Business Strategy Committee will each receive an incremental annual cash retainer of $6,000 for 2024, with the total annual cash retainers increasing from $72,500 to $75,000 to reflect the increase in base annual cash retainer. * No director shall receive the supplemental retainer for being the Chair of a Committee if that individual is already receiving the supplemental annual retainer applicable to the Chair of the Board or the Vice Chair of the Board. The Chair of the Board currently also serves as the Chair of the Corporate Governance Committee.